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Exhibit 23.1

Consent of Registered Public Accounting Firm

        We consent to the use in this Registration on Form SB-2 of Treaty Oak Bancorp, Inc., of our report, dated January 20, 2004, on the balance sheet of Treaty Oak Bancorp, Inc. as of September 30, 2003, and the statement of operations, changes in shareholders' equity and cash flows for the period from November 1, 2002, through September 30, 2003, and our report dated December 19, 2003 on the balance sheet of Texline State Bank as of September 30, 2003 and 2002 and the statements of operations, changes in shareholders' equity and cash flows for the years then ended, which appear in the Prospectus, which is part of the Registration Statement No. 333-1123235 on Form SB-2.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
October 21, 2004

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  Exhibit 23.1
Consent of Registered Public Accounting Firm